PRESS RELEASE

First Community Bancorp
(Nasdaq: FCBP)

Contact: Matthew P. Wagner
President and Chief Executive Officer
120 Wilshire Boulevard
Santa Monica, California 90401
Phone: 310-458-1521

        FIRST COMMUNITY BANCORP ANNOUNCES COMPLETION OF THE ACQUISITION OF W.H.E.C., INC., THE HOLDING COMPANY OF CAPITAL BANK OF NORTH COUNTY

        RANCHO SANTA FE, Calif. March 7, 2002/PR Newswire/—First Community Bancorp ("First Community") (Nasdaq: FCBP) announced today the completion of its previously announced acquisition of W.H.E.C., Inc., the holding company of Capital Bank of North County ("Capital Bank"), a community bank located in San Diego County.

        Simultaneous with the completion of this acquisition, Capital Bank merged into Rancho Santa Fe National Bank, which will then have 8 branches in Northern San Diego County, with combined assets of over $390 million and total deposits of over $340 million.

        Matthew Wagner, President and Chief Executive Officer of First Community said, "This merger considerably strengthens our presence in San Diego's North County market and allows us to make further progress toward our goal of being Southern California's leading community banking organization."

        First Community will issue approximately 1.1 million shares of its common stock in exchange for all of the outstanding common shares and options of Capital Bank. The aggregate purchase price of Capital Bank amounted to approximately $23.4 million.

        Having completed the acquisition of Capital Bank and the recent acquisition of Pacific Western, First Community now has two wholly-owned banking subsidiaries, Rancho Santa Fe National Bank with eight branches in San Diego County, and Pacific Western Bank with fifteen branches in Los Angeles, Orange, Riverside and San Bernardino Counties. Total assets of First Community are approximately $1.1 billion on a pro forma basis.

Description of First Community

First Community, through its banking subsidiaries, provides banking and other financial services throughout Southern California to consumers and small and medium-sized businesses. First Community's banking subsidiaries include Rancho Santa Fe National Bank and the new Pacific Western National Bank. First Community, through the banks, derives its income primarily from interest received on real estate loans, commercial loans and consumer loans and, to a lesser extent, on fees from the sale of Small Business Administration (SBA) loans originated, interest on investment securities, fees received in connection with loans and other services offered, including SBA loan servicing and deposit services.

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        This press release includes forward-looking statements that involve inherent risks and uncertainties. First Community Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions generally, including those resulting from the terrorist attacks of September 11, 2001 and their aftermath, and competition in the geographic and business areas in which First Community Bancorp operates, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating the operations of First Community Bancorp, Rancho Santa Fe National Bank, First Community Bank of the Desert, First Professional Bank, N.A., First Charter Bank, N.A., Pacific Western National Bank and Capital Bank of North County. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.